313-465-7000 Fax: 313-465-8000 honigman.com
June 14, 2011
Taubman Centers, Inc.
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48303
Re:	Certain Federal Income Tax Matters
Ladies and Gentlemen:
     We have acted as counsel to Taubman Centers, Inc., a Michigan corporation that has made an election to be treated as a real estate investment trust (“REIT”) for federal income tax purposes (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on or about June 14, 2011, of Form S-3, Registration Statement Under the Securities Act of 1933, pursuant to which the Company may offer, from time to time, shares of common stock, shares of preferred stock, warrants (exercisable for shares of common or preferred stock), depositary shares, units, and rights (exercisable for shares of common or preferred stock or other securities) (the “Shelf Registration”).
     We have also acted as counsel to the Company in connection with the preparation of the section captioned “Material U.S. Federal Income Tax Consequences” of the Shelf Registration.
     In rendering the opinion stated below, we have examined and, with your consent, relied on the following documents:
(i)	Amended and Restated Articles of Incorporation of the Company, dated January 19, 2004, as amended to the date hereof;

(ii)	Second Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership (the “Partnership”), dated September 30, 1998, as amended to the date hereof (the “Partnership Agreement”);

(iii)	The Operating Agreement of The Taubman Company LLC (the “Manager”), dated October 30, 2001, as amended to the date hereof (the “Operating Agreement”);
2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506
Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

June 14, 2011

(iv)	Amended and Restated Certificate of Incorporation of T-I REIT, Inc. (“T-I REIT”), dated November 17, 1999, as had been amended through the date of T-I REIT’s liquidation on December 28, 2010;

(v)	The Shelf Registration;

(vi)	A letter of even date to us from Lisa A. Payne, Chief Financial Officer of the Company, containing certain written representations of the Company (“Certificate of Representations”); and

(vii)	Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
     In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are and will be true and correct, (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms, (vi) the Company, the Partnership, and the Manager at all times have been and will be organized and operated in accordance with the terms of such documents, as applicable, and (vii) T-I REIT at all times had been organized and operated in accordance with the terms of such documents, as applicable, through the date of T-I REIT’s liquidation on December 28, 2010. We have not independently investigated or made separate inquiry into any of the representations, facts or assumptions set forth in such documents or any other documents. We have, consequently, assumed and relied on the Company’s representations that the information presented in the foregoing documents or otherwise furnished to us completely and accurately describes all material facts relevant to our opinion. Without limiting the foregoing, we have assumed that all statements and descriptions of the past and intended future activities of the Company and its affiliates in the Certificate of Representations are true and accurate, and that all representations that speak in the future, or to the intention or expectation, or to the best of the belief and knowledge of any person(s) are and will be true, correct, and complete as if made without such qualification. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts, assumptions, or documents in a material way.
     Our opinion is based on the assumptions that (i) the Company has been and will continue to be operated in accordance with the laws of the State of Michigan, (ii) the Partnership has been and will continue to be operated in accordance with the laws of the State of Delaware, (iii) the Manager has been and will continue to be operated in accordance with the laws of the State of
2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506
Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

June 14, 2011

Delaware, and (iv) T-I REIT had been operated in accordance with the laws of the State of Delaware through the date of T-I REIT’s liquidation on December 28, 2010.
     Our opinion is also based on the assumptions that (i) the Company has been and will continue to be operated in the manner described in the relevant organizational documents, (ii) the Partnership has been and will continue to be operated in the manner described in the Partnership Agreement, (iii) the Manager has been and will continue to be operated in the manner described in the Operating Agreement, and (iv) T-I REIT had been operated in the manner described in the relevant organizational documents through the date of T-I REIT’s liquidation on December 28, 2010; provided, however, that in making the assumptions set forth in this paragraph or in relying on substantially similar representations in the Certificate of Representations, we do not thereby assume that the Company, the Partnership, or the Manager has been or will be, or that T-I REIT had been, operated so as the Company or T-I REIT will qualify as a REIT for federal income tax purposes.
     In rendering the opinion stated below, we have also considered and relied on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and Regulations by the courts and the Internal Revenue Service (the “IRS”), all as they exist as of the date hereof. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinion stated herein. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues will not hold contrary to such opinion. Moreover, the opinion set forth below represents our conclusions based on the documents, facts, assumptions, and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations, could affect the opinion referred to herein.
     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.
     Based on and subject to the foregoing, we are of the opinion that:
1.	The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, effective for each of its taxable years ended December 31, 2005 through December 31, 2010, and its past, current and proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2011 and thereafter. The Company’s qualification as a REIT under the Code will depend on the Company’s ability to meet, through actual
2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506
Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

June 14, 2011

operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Regulations necessary for REIT qualification. We will not review such operating results and, accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year satisfy or will satisfy the requirements for REIT qualification or will be consistent with the representations made to us with respect thereto.
2.	The discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Shelf Registration, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.
     Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. We consent to the filing of this opinion as an exhibit to the Shelf Registration and to references to Honigman Miller Schwartz and Cohn LLP under the sections captioned “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Shelf Registration. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in connection with the filing of the Shelf Registration and may not be used or relied on by any other person or for any other purpose without our express written consent.

Very truly yours, /s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

DSL:AZD:MSB
9223110.3
2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506
Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo